[Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.]
Execution Version

AMENDED AND RESTATED
PRODUCED AND FLOWBACK WATER
GATHERING AND DISPOSAL AGREEMENT

BY AND AMONG
OASIS PETROLEUM NORTH AMERICA LLC,
AND
OMP OPERATING LLC

DATED AS OF
OCTOBER 25, 2021
BUT EFFECTIVE FOR ALL PURPOSES AS OF OCTOBER 5, 2021

PAINTED WOODS/ CITY OF WILLISTON

    i

EXHIBITS
Exhibit A    Dedicated Acreage
Exhibit B    Gathering System
Exhibit C    Form of Right of Way Agreement
Exhibit D    Form of Memorandum of Agreement
Exhibit E    Form of Monthly Statement
Exhibit F    Excluded Wells
Exhibit G    Fees

AMENDED AND RESTATED PRODUCED AND FLOWBACK WATER
GATHERING AND DISPOSAL AGREEMENT
This Amended and Restated Produced and Flowback Water Gathering and Disposal Agreement (this “Agreement”), dated as of October 25, 2021, but effective for all purposes as of October 5, 2021 (the “Effective Date”), is by and between OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company (“Producer”) and OMP OPERATING LLC, a Delaware limited liability company (“Gatherer”), and amends and restates that certain Produced and Flowback Water Gathering and Disposal Agreement, dated as of the Effective Date and by and between Producer and Gatherer (the “Original Agreement”), in its entirety to be effective for all purposes as of the Effective Date as provided herein. Producer and Gatherer may be referred to herein, each individually, as a “Party” or, collectively, as the “Parties”.
RECITALS
A.    Producer and its Affiliates own or control Interests and intend to produce Produced Water and Flowback Water from Wells on the Dedicated Acreage.
B.    Gatherer owns the Gathering System, which gathers Produced Water and Flowback Water from certain Wells of Producer and its Affiliates. Gatherer anticipates the expansion of the Gathering System to connect additional Wells of Producer and its Affiliates.
C.    Producer desires to contract with Gatherer to provide the Services on the Gathering System with respect to Dedicated Saltwater, including disposal of such Dedicated Saltwater, and Gatherer desires to provide the Services to Producer, in each case in accordance with the terms and conditions of this Agreement.
D.    Producer has agreed (i) to dedicate and commit to deliver Dedicated Saltwater to Gatherer under this Agreement and (ii) to perform certain other obligations under this Agreement, in each case in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:
Affiliate. Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person. Affiliated shall have the correlative meaning. Solely for purposes of this definition, “control” (and its correlative terms “controls” and “controlled by”) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise; provided that a Person shall be deemed to control any specified Person if such Person owns 50% or more of the voting securities of such specified Person, or if such specified Person owns 50% or more of the voting securities of such Person, or if 50% or more of the voting securities of such specified Person and such Person are under common control. Notwithstanding the foregoing, for all purposes hereunder, Gatherer and its subsidiaries shall not be Affiliates of Producer or its subsidiaries, and neither Producer nor any of its subsidiaries shall be Affiliates of Gatherer and its subsidiaries.
Agreed Formation. The Bakken/Three Forks formation and any other formation which the Parties agree after the Effective Date will be subject to the dedication hereunder.
Agreement. As defined in the preamble hereof.
Applicable Law. Any law (including any Environmental Law), rule, regulation, ordinance, code, order, writ, judgment, decree or rule of common law or any judicial or administrative interpretation thereof or other legal or regulatory determination by a Governmental Authority of competent jurisdiction.
Barrel. 42 Gallons at 60 degrees Fahrenheit and zero gauge pressure.
Business Day. Any calendar Day on which commercial banks in Houston, Texas are open for business.
CDP. A central delivery point at which Producer aggregates volumes of Saltwater produced from one or more Wells that is or is required to be connected to the Gathering System in accordance with this Agreement, including the Planned CDPs.
Completion Deadline. As defined in Section 3.3(b).
Confidential Information. As defined in Section 16.6(a).
Conflicting Dedication. Any gathering or disposal agreement or other commitment or arrangement that would require Dedicated Saltwater to be gathered on any gathering system other than the Gathering System or disposed of other than into the Disposal Wells, with all Wells related thereto identified as Excluded Wells on Exhibit F (and as Exhibit F may be amended from time to time).
Connection Notice. As defined in Section 3.3(b).
Contract Year. Each of (a) the period from the Effective Date through December 31, 2022, (b) each calendar year thereafter.
Contractor. Any Person (including an Affiliate of Gatherer) that has a written agreement with Gatherer to provide services necessary for the completion or expansion of the Disposal System.
CSA. Any contract for construction services with respect to the Disposal System whether denominated as a construction agreement, construction services agreement, services agreement, engineering, procurement and construction (EPC) contract, or otherwise.

Day. A period commencing at 12:00 a.m., Central Standard Time, on a calendar day and ending at 12:00 a.m., Central Standard Time, on the next succeeding calendar day. Daily shall have the correlative meaning.
Dedicated Acreage. The area identified on Exhibit A (and as Exhibit A may be amended from time to time).
Dedicated Properties. All Interests now owned or hereafter acquired by Producer or any of its Affiliates and located wholly within the Dedicated Acreage.
Dedicated Saltwater. All Saltwater produced on or after the Effective Date (except for the Saltwater produced from the Excluded Wells) that Producer has the right to control and deliver for gathering and that is attributable to any Dedicated Property and is produced through a Well from an Agreed Formation.
Disposal Fee. As defined on Exhibit G.
Disposal System. Collectively, the Gathering System and the Disposal Wells.
Disposal Well. Each disposal well connected to the Gathering System owned by Gatherer and/or used by Gatherer for the disposal of Dedicated Saltwater.
DSU. With respect to each Well or planned Well, the actual spacing unit for such Well determined by the North Dakota Industrial Commission or the Montana Department of Natural Resources (as applicable) or, if no such determination has been made at the relevant time, an area of 1280 acres around such Well or planned Well within which the well bore for such Well is or is expected to be open.
Easement Notice. As defined in Section 3.4(b).
Effective Date. As defined in the preamble of this Agreement.
Emissions Charges. As defined in Section 15.3.
Environmental Laws. All Applicable Laws pertaining to the presence or release of environmental contaminants (including any Hazardous Materials), or relating to natural resources (including any protected species) or the environment (including the air, water, surface or subsurface of the ground) as same are in effect at any time and including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act (“SARA”), 42 U.S.C. §§ 9601 et seq.; Resource Conservation and Recovery Act (“RCRA”), as amended by the Solid Waste Disposal Act (“SWDA”), 42 U.S.C. §§6901 et seq.; Federal Water Pollution Control Act (“FWPCA”), as amended by the Clean Water Act (“CWA”), 33 U.S.C. §§ 1251 et seq.; Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; Clean Air Act (“CAA”), 42 U.S.C., §§ 7401 et seq.; and Toxic Substances Control Act (“TSCA”), 15 U.S.C., §§ 2601 et seq., as each are amended from time to time, and any similar state or local enactments by Governmental Authorities.

Excluded Water. Any water other than Produced Water or Flowback Water that is generated from Producer’s operations or that collects at or near the Well Pads.
Excluded Wells. The Wells listed on Exhibit F (and as Exhibit F may be amended from time to time).
Fees. As defined in Section 5.1.
Firm Capacity Saltwater. Saltwater that is accorded the highest level of service and priority on the Disposal System with respect to all capacity allocations, interruptions or curtailments.
Flowback Water. Water produced from a Well through clean-out equipment, and not through production equipment. The Parties shall monitor the identification of Flowback Water and review the methodology regarding identifying Flowback Water from time to time.
Force Majeure. As defined in Section 12.2.
Gallon. One U.S. gallon, which is equal to 231 cubic inches.
Gatherer. As defined in the preamble of this Agreement.
Gathering Fee. As defined on Exhibit G.
Gathering System. The gathering system described on Exhibit B, together with any additional System Segments constructed after the Effective Date, as such gathering system is expanded after the Effective Date, including, in each case, to the extent now in existence or constructed or installed in the future, Saltwater gathering pipelines, Receipt Point facilities, Measurement Facilities, rights of way, fee parcels, surface rights and permits, and all appurtenant facilities.
Governmental Authority. Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
Hazardous Materials. Collectively, (a) materials defined as “hazardous substances” in CERCLA, or any successor statute, unless such term has been given broader meaning by Applicable Law with respect to the Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (b) materials defined as “hazardous wastes” in RCRA, or any successor statute, unless such term has been given broader meaning by Applicable Law with respect to the Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (c) petroleum or petroleum product; (d) any polychlorinated biphenyl; and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance, including naturally occurring radioactive material, regulated under or within the meaning of any applicable Environmental Law.

Interests. Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.
Interruptible Saltwater. Saltwater that is accorded a lower level of service and priority on the Disposal System with respect to capacity allocations, interruptions or curtailments as compared to Firm Capacity Saltwater.
Maintenance. As defined in Section 6.2.
Maximum DSU Volume. [omitted].
Measurement Facilities. Facilities or equipment used to measure the volume of Saltwater, which may include meters, isolation valves, recording devices, communication equipment, buildings and barriers.
Month. A period commencing at 12:00 a.m., Central Standard Time, on the first Day of a calendar month and extending until 12:00 a.m., Central Standard Time, on the first Day of the next succeeding calendar month. Monthly shall have the correlative meaning.
New Taxes. All actual documented expenses and costs (including capital expenditures) incurred and paid by Gatherer (either as a one-time or periodic expenditure) as a result of any Applicable Law that (i) becomes effective after the Effective Date, and (ii) requires Gatherer to incur additional expenses in order to comply with such Applicable Law (including to (a) make additions or modifications to the Disposal System, (b) change methods of operation, (c) implement increased training, testing or verification programs with respect to the operation of the Disposal System, or (d) comply with the conditions of any permit necessary to operate the Disposal System); but in each case excluding any and all costs or expenses (including fines or penalties) that are levied against or incurred by Gatherer due to Gatherer’s violation of, or other failure to comply with, any Applicable Law; provided that, all changes to any Taxes or taxes levied or assessed against the facilities of Gatherer, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the income, net worth, or capital stock of Gatherer are expressly excluded.
New Well. Any Well spud after the Effective Date.
Parties. As defined in the preamble of this Agreement.
Party. As defined in the preamble of this Agreement.
Permit. Any permit, license (including seismic or geophysical licenses, where applicable), certification, concession, approval, consent, ratification, waiver, authorization, clearance, confirmation, exemption, franchise, designation, variance, qualification or accreditation issued, granted, given or otherwise made available by or under any Governmental Authority or pursuant to any Applicable Law.

Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.
Planned CDP. As defined in Section 3.3(b).
Produced Water. Water produced from a Well through production equipment.
Producer. As defined in the preamble of this Agreement.
Producer’s GHG Emissions. As defined in Section 15.3.
Reasonable and Prudent Operator. A Person using reasonable efforts to perform its obligations under this Agreement exercising the degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying with all Applicable Laws and engaged in the same type of undertaking under the same or similar circumstances.

Receipt Point. In the case of Saltwater received by Gatherer into the Gathering System, the inlet valve at the Measurement Facilities located at a CDP. In the case of Saltwater picked up by Gatherer in a truck, the outlet flange of Producer’s storage tank or other storage facility at or near a Well Pad where such Saltwater is stored prior to pickup by Gatherer or such other location from which such Saltwater is collected by Gatherer.
Saltwater. Collectively Produced Water, Flowback Water, and, to the extent that Gatherer agrees to gather and dispose of any volumes of Excluded Water in accordance with Section 3.1(h), such volumes of Excluded Water, in each case together with all materials (including hydrocarbons) contained in such Produced Water, Flowback Water and Excluded Water.
Saltwater Quality Specifications. As defined in Section 8.1.
Services. As defined in Section 3.1.
Shut-In Period. As defined in Section 3.3(a).
Step-In Notice. As defined in Section 3.5(a).
Step-In Rights. As defined in Section 3.5(a).
System Segment. A physically separate segment of the Gathering System that connects one or more Wells of Producer to one or more Disposal Wells, including all Saltwater gathering pipelines, Receipt Point facilities, Measurement Facilities, rights of way, fee parcels, surface rights and permits, and all appurtenant facilities.
Target Completion Date. As defined in Section 3.3(b).

Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Saltwater, or upon the Services, including gathering, transportation, handling, transmission and disposal of Saltwater, including gross receipts taxes, and including all of the foregoing now existing or in the future imposed or promulgated.
Third Party Saltwater. Saltwater produced by Persons other than Producer or its Affiliates that is not Dedicated Saltwater.
Threshold. As defined in Section 15.2(d).
Transfer. Any sale, assignment, conveyance or other transfer, including pursuant to an exchange or farmout. Transfers and Transferred have the correlative meanings.
Transferee. Any Person to which a Transfer is made.
Well. A well for the production of hydrocarbons in which Producer or any of its Affiliates owns or controls an interest or that is either (i) operated by Producer or any of its Affiliates, or (ii) [omitted], which produces or is intended to produce Dedicated Saltwater or otherwise is connected or is required to be connected to the Gathering System in accordance with this Agreement.
Well Pad. The surface installation on which one or more Wells are located.
ARTICLE 2
PRODUCER COMMITMENTS
Section 2.1    Producer’s Dedication. Subject to Section 2.2 through Section 2.4, Producer, on behalf of itself and its Affiliates, exclusively dedicates the Dedicated Properties, the Well Pads, and the Wells to the Gathering System and this Agreement for the performance of the Services under this Agreement and commits to deliver to the Receipt Points all Dedicated Saltwater as and when produced. The Parties agree and acknowledge that the Saltwater produced from the Excluded Wells is not subject to the dedication and commitment made by Producer (on behalf of itself and its Affiliates) under this Agreement. Producer hereby represents and warrants that it has the appropriate authority to make the dedication and commitment hereunder on such Affiliates’ behalf.
Section 2.2    Conflicting Dedications. Producer and its Affiliates shall have the right to comply with each of the Conflicting Dedications in effect as of the Effective Date and each of the Conflicting Dedications entered into by a non-Affiliated predecessor-in-interest to Producer that is applicable as of the date of acquisition thereof to any Dedicated Property acquired after the Effective Date (but not any Conflicting Dedication entered into in connection with such acquisition); provided, however, that Producer and its Affiliates shall have the right to comply with Conflicting Dedications and Producer and its Affiliates shall have the right to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication or allow the term of such Conflicting Dedications to extend beyond its primary or initial term pursuant to the operation of an “evergreen” or other similar provision. If Dedicated Saltwater produced from a Well on a Well Pad is subject to a

Conflicting Dedication that Producer and its Affiliates have the right to comply with under this Section 2.2, Producer has the right, in complying with such Conflicting Dedication, to deliver all Dedicated Saltwater from such Well Pad in accordance with the Conflicting Dedication.
Section 2.3    Producer’s Reservations. Producer (on behalf of itself and its Affiliates) reserves the following rights with respect to Dedicated Saltwater for itself and for the operator of the relevant Dedicated Properties: (a) to operate Wells producing oil, gas and Dedicated Saltwater as a reasonable and prudent operator in its sole discretion, including the right, but never the obligation, to drill New Wells, to repair and rework then-existing Wells, to renew or extend, in whole or in part, any Interest covering any of the Dedicated Properties, and to cease production from or abandon any Well or surrender or release any such Interest, in whole or in part, whether or not capable of producing oil and gas and Saltwater under normal methods of operation; (b) to deliver Dedicated Saltwater that has been temporarily or permanently released from the dedication and commitment made by Producer under this Agreement, including pursuant to Section 3.3(b), Section 3.4(c), Section 6.4(a), Section 6.5 or Section 8.2(d), to any Person other than Gatherer; (c) to separate, process or otherwise remove any constituents, contaminants or skim oil in the Dedicated Saltwater prior to delivery to Gatherer at the Receipt Points; (d) to acquire Wells connected to existing gathering systems and to continue to deliver to such gathering systems Saltwater produced from such Wells; provided that, to the extent that Saltwater from such Wells constitutes Dedicated Saltwater and Saltwater from such Wells is not previously dedicated to a third party, then Producer shall deliver a Connection Notice to Gatherer with respect to any such Well not later than 30 Days after its acquisition, and thereafter shall deliver Saltwater to such gathering system only until Gatherer has connected such Well to the Gathering System in accordance with Section 3.3.
Section 2.4    Covenant Running with the Land. The Parties intend that the dedication and commitment made by Producer under this Agreement be a covenant running with (a) the Dedicated Properties, as a burden on Producer’s or its applicable Affiliate’s title thereto and binding on successors-in-interest in and to the Dedicated Properties, and (b) the Disposal System, as a benefit accruing to Gatherer’s title thereto and inuring to the benefit of successors-in-interest to the Disposal System. Neither Producer nor any of its Affiliates shall Transfer any or all of its interest in any Dedicated Property unless (i) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to this Agreement in all respects and (ii) each instrument of conveyance expressly so states. Notwithstanding the foregoing, Producer and its Affiliates shall be permitted to Transfer any Dedicated Property free of the dedication and commitment made by Producer under this Agreement and without complying with the requirements of this Section 2.4 in a Transfer in which the number of net acres of Dedicated Properties that are Transferred, when added to the total of net acres of Dedicated Properties theretofore Transferred free and clear of the dedication and commitment made by Producer under this Agreement, does not exceed the aggregate number of net acres of Dedicated Properties acquired by Producer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedicated Acreage that would be subject to dedication hereunder; provided, however, that any such release of Dedicated Properties from such dedication and commitment shall not include any Dedicated Saltwater produced from any Well that is located on a Well Pad if the other Wells on such Well Pad are or have been connected to the Gathering System (whether producing, shut-in, temporarily abandoned or which has been spud or as to which drilling, completion, reworking or other well operations have commenced) or that is located on a Well Pad if a Connection Notice has previously been delivered by Producer for the Planned CDP through which Dedicated Saltwater will be produced in respect of such Well Pad.
Section 2.5    Priority of Dedicated Saltwater. Dedicated Saltwater tendered at the Receipt Points on the Gathering System on any Day shall be Firm Capacity Saltwater. Producer’s Saltwater that is not Dedicated Saltwater that is tendered at the Receipt Points or delivered by Producer to the Disposal Wells pursuant to Section 3.1(i) on any Day shall be Interruptible Saltwater unless otherwise agreed to by Gatherer.
ARTICLE 3
SERVICES; GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS
Section 3.1    Gatherer Service Commitment. Subject to and in accordance with the terms and conditions of this Agreement, Gatherer commits to providing the following services (collectively, the “Services”) to Producer:
(a)    construct and expand the Gathering System to connect the Gathering System to each CDP that aggregates any Well or Wells that is or are producing or will produce Dedicated Saltwater and with respect to which Producer has delivered a Connection Notice in accordance with Section 3.3(b);
(b)    provide, maintain and operate Measurement Facilities at or downstream of the separator and production treater or atmospheric tankage at each CDP;
(c)    receive, or cause to be received, into the Gathering System, from Producer, at each Receipt Point, all Saltwater tendered by or on behalf of Producer up to the Maximum DSU Volume per Day at the Receipt Points on each DSU;
(d)    to the extent required in accordance with Section 6.4, collect Dedicated Saltwater by truck and deliver such Dedicated Saltwater to the relevant Disposal Well;
(e)    receive, or cause to be received, into the Gathering System, from Producer, at each Receipt Point, all Interruptible Saltwater, if any, to the extent not curtailed in accordance with Section 6.3;
(f)    provide, maintain and operate adequate pumps and equipment to create sufficient pressure in the Disposal System to transfer all Saltwater up to the Maximum DSU Volume per Day received into the Gathering System from Producer at the Receipt Points and to dispose of all such Saltwater into the Disposal Wells;
(g)    dispose of all Saltwater received into the Gathering System or picked up by truck in accordance with this Agreement into the Disposal Wells;
(h)    upon request of Producer, gather and dispose of Excluded Water, if Gatherer agrees to do so in its sole discretion;

(i)    upon request of Producer, receive and dispose of Saltwater into the Disposal Wells produced from the Excluded Wells or other Interruptible Saltwater, in each case delivered by Producer via trucks to such Disposal Wells; and
(j)    [omitted]; and
(k)    [omitted].
Gatherer shall act as a Reasonable and Prudent Operator in performing the Services and any of its other obligations under this Agreement.
Section 3.2    Exchange and Review of Information.
(a)    The Parties recognize that all information provided by Producer to Gatherer regarding its intentions with respect to the development of the Dedicated Properties is subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration and scope of the planned activities of Gatherer. The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as among the Parties except as expressly set forth in this Agreement, and Gatherer shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Gathering System expansion projects, including the acquisition of rights of way, equipment and materials. Without limiting the generality of the foregoing, Producer has no obligation to Gatherer under this Agreement to develop or produce any Saltwater from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties other than the terms specifically stated in this Agreement.
(b)    Producer agrees to provide to Gatherer, prior to October 15th of each year, copies of a drilling plan for the following calendar year, which shall describe the planned drilling and production activities relating to Producer’s Interests in the Dedicated Acreage during such year, including good faith and reasonable forecasts of the volume of Dedicated Saltwater expected to be produced through all CDPs during such year, and including the location of all Planned CDPs expected to be connected to the Gathering System during such year, the estimated volume of Saltwater to be used for frac recycle, treatment, reinjection and/or reuse and the projected spud date, projected completion date and projected volumes for each New Well that is expected to be completed and to produce through each CDP during such year. Each time Producer materially updates such drilling plan, it shall provide a copy of such updated drilling plan to Gatherer, but not less frequently than on a calendar quarter basis.
Section 3.3    CDP Connections.
(a)    Gatherer shall design and develop the Disposal System for the purpose of providing the Services as and when needed to support the upstream development of the Dedicated Acreage, and Gatherer shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to procure, construct, install, own and operate the Disposal System so as to timely connect the Planned CDPs to the Gathering System, connect the Gathering System to Disposal Wells and timely commence providing the full scope of the Services with respect to all Dedicated Saltwater produced from all CDPs, including the Planned CDPs from and after their connection to the Gathering System, all in accordance with this Section 3.3;

provided that the foregoing shall not preclude Gatherer from also designing and developing the Gathering System to accommodate Third Party Saltwater. [Omitted].
(b)    Producer shall from time to time give notice (a “Connection Notice”) to Gatherer of each CDP that Producer intends to construct and install (or a CDP that is subject to a Conflicting Dedication that has expired or will expire, or that Producer has terminated or will terminate, prior to the applicable Completion Deadline) through which Dedicated Saltwater will be produced (each, a “Planned CDP”). Each Connection Notice shall set forth the target completion date for drilling and completion of the initial Well to produce through such Planned CDP (the “Target Completion Date”). Following delivery of a Connection Notice with respect to a Planned CDP, Gatherer shall cause the necessary facilities to be constructed to connect such Planned CDP to the Gathering System and to commence the Services with respect to Dedicated Saltwater produced from such Planned CDP by the date that is (i) in the case of a Planned CDP that (A) is located two miles or less from the then-existing Gathering System at the time of such Connection Notice and (B) the Target Completion Date for which is during the months of May through October, 90 Days after the date of Producer’s delivery of such Connection Notice and (ii) in the case of a Planned CDP that (A) is located greater than two miles from the then-existing Gathering System at the time of such Connection Notice or (B) the Target Completion Date for which is during the months of November through April, 180 Days after the date of Producer’s delivery of such Connection Notice (such date, the “Completion Deadline”). Gatherer shall provide Producer notice promptly upon Gatherer’s becoming aware of any reason to believe that it may not be able to connect a Planned CDP to the Gathering System by the Completion Deadline therefor or to otherwise complete all facilities necessary to provide the full scope of the Services with respect to all Dedicated Saltwater produced through such Planned CDP by the Completion Deadline therefor. If and to the extent Gatherer is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 3.6, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Gatherer’s completion and making available of such facilities was delayed by such events or actions. If Gatherer is unable to complete and make available such facilities by the Completion Deadline (as may be extended in accordance with Section 3.4(b)), as Producer’s sole and exclusive remedies for such delay:
(i)    Gatherer shall truck the Dedicated Saltwater produced through such CDP in accordance with Section 6.4 at Gatherer’s sole cost and expense from the Completion Deadline (but without giving any effect to any extension of the Completion Deadline as a result of Force Majeure) until the Gathering System is connected to such CDP;
(ii)    at Producer’s option, the Dedicated Saltwater produced from the CDP and any future Wells drilled within the same DSU or any portion thereof shall be permanently released from the dedication and commitment made by Producer under this Agreement; and
(iii)    Producer may exercise the rights described in Section 3.5.

For the avoidance of doubt, Gatherer shall in all cases use reasonable efforts to cause the necessary facilities to be constructed to connect each Planned CDP to the Gathering System and to commence the Services with respect to Dedicated Saltwater produced from such Planned CDP in accordance with this Section 3.3(b), and the limited remedies of Producer described immediately above do not limit Producer’s rights for a failure by Gatherer to perform its obligations.
(c)    To the extent that the CDP connection is required sooner than the Completion Deadline determined as set forth above, the Parties shall meet and discuss the issues and potential additional costs associated with acceleration of such connection, and shall use reasonable efforts to mutually agree upon an accelerated connection timing. If Producer is willing to pay for the additional costs involved with accelerating a connection, Gatherer shall use reasonable efforts to complete the CDP connection within such accelerated timing.
Section 3.4    Right of Way and Access.
(a)    Gatherer is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels and other rights in land necessary to construct, own and operate the Gathering System, and all such rights in land shall be solely for use by Gatherer and shall not be shared with Producer, except as otherwise agreed by Gatherer; provided that Producer agrees to grant (or to cause its Affiliates to grant), without warranty of title, either express or implied, to the extent that it (or any of its Affiliates) has the right to do so without the incurrence of expense, an easement and right of way upon the lands covered by the Dedicated Properties, for the sole purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the Gathering System, including any pipelines, meters and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Gatherer shall not unreasonably interfere with Producer’s (or its Affiliate’s) lease operations or with the rights of owners in fee, and will be subject to Producer’s (or its Affiliate’s) safety and other reasonable access requirements applicable to Producer’s (or its Affiliate’s) personnel. Producer (and its Affiliates) shall not have a duty to maintain the underlying agreements (such as leases, easements and surface use agreements) that such grant of easement or right of way to Gatherer is based upon, and such grants of easement or right of way will terminate if Producer (or its Affiliate) loses its rights to the property, regardless of the reason for such loss of rights. Notwithstanding the foregoing, (i) Producer will assist Gatherer to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.6, (ii) to the extent that Producer agrees that Gatherer’s Measurement Facilities may be located on Producer’s (or its Affiliate’s) Well Pad sites, Producer shall be responsible for obtaining (or causing to be obtained) any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Producer shall use reasonable efforts to involve Gatherer in Producer’s (or its Affiliate’s) negotiations with the owners of lands covered by the Dedicated Properties so that Producer’s (or its Affiliate’s) surface use agreements and Gatherer’s rights of way with respect to such lands can be concurrently negotiated and obtained.
(b)    If Gatherer cannot obtain the rights of way (on terms and conditions reasonably acceptable to Gatherer after diligent pursuit thereof) necessary to connect any Planned CDP within 45 Days of delivery of a Connection Notice, then Gatherer shall so notify

Producer in writing (the “Easement Notice”) within 45 Days of delivery of the Connection Notice. Producer shall have the right (but not the obligation) to obtain (or cause to be obtained), at its sole cost and expense, such rights of way generally in the format of Gatherer’s standard right of way agreement within 45 Days of delivery of such Easement Notice. Gatherer’s form of right of way agreement is attached as Exhibit C. The right of way agreement utilized by Producer (or its Affiliate) can have modifications to the Exhibit C format as long as such modifications do not materially change or reduce the rights or obligations under such right of way agreement. If Producer obtains (or causes to be obtained) such rights of way in accordance with the immediately preceding sentence, Producer shall assign (or cause to be assigned) such right of way to Gatherer, and Gatherer’s connection obligations for the applicable CDP shall continue in accordance with the terms of this Agreement; provided, however, that the time required for Gatherer to connect the applicable CDP shall be extended by a number of Days commencing on the date of delivery of the Easement Notice and ending on the date that Gatherer receives from Producer the assignment of all such rights of way so obtained by or for Producer (together with executed originals of all such rights of way). In such event, Gatherer shall pay Producer for such rights of way an amount per rod equal to the average price per rod paid by Gatherer for the purchase of rights of way in the Dedicated Acreage during the preceding 12 Month period. If Gatherer has not purchased rights of way within the Dedicated Acreage during the previous 12 Months, then Gatherer shall pay Producer for such rights of way an amount per rod equal to the amount per rod paid by Gatherer under its most recent purchase of rights of way in the Dedicated Acreage.
(c)    In the event that Producer fails to obtain (or cause to be obtained) such rights of way during such 45 Day period described in the second sentence of Section 3.4(b), Gatherer shall be responsible for trucking Saltwater from such Planned CDP to a Disposal Well subject to and in accordance with Section 6.4, and Producer shall have the option, upon written notice to Gatherer, to permanently release the entire DSU or any portion thereof associated with the Wells connected (or to be connected) to such CDP from the dedication and commitment made by Producer under this Agreement.
Section 3.5     Step-In Rights.
(a)    Except with respect to a Planned CDP affected by Force Majeure affecting Gatherer’s performance (for which the dates for completion of a connection to a Planned CDP by the Completion Deadline or other service failure described in this Section 3.5 shall be deemed extended day-for-day by the duration of such Force Majeure event and for which Step-In Rights (as defined below) would not apply unless such Force Majeure exceeds either 30 consecutive Days or 45 non-consecutive days within any 365 Day period), in the event that Gatherer (i) fails to complete a connection to a Planned CDP by the Completion Deadline therefor, (ii) fails to provide the Services pursuant to the terms and conditions of this Agreement up to the Maximum DSU Volume, or (iii) fails to timely commence, diligently pursue and/or conduct the activities and operations required by Gatherer under this Agreement in a good and workmanlike manner as reasonably determined by Producer, then within 30 Days of Producer’s determination of the failure in clause (i), (ii) or (iii) above, Producer shall notify Gatherer in writing (such notice, a “Step-In Notice”) of such failure. Following receipt by Gatherer of such Step-In Notice, Gatherer will, within five Days following receipt of such Step-In Notice, respond to Producer with a detailed plan to cure the failure and the estimated timeline for completion thereof.

Producer may, after receiving or failing to receive a response to such Step-In Notice from Gatherer within such five Day period, and within 15 Days thereafter, notify Gatherer in writing that Producer, either itself or through its designated Affiliate or representative, not earlier than the 30th Day after delivery of the applicable Step-In Notice and not later than the 45th Day after delivery of the applicable Step-In Notice, will (A) assume control of any CSA as necessary to cure the applicable failure including (1) payment of any past due amount then due to any Contractor by Gatherer as necessary to effectuate prompt completion of any delayed work, if applicable, and (2) payment of a bonus or incentive payment to such Contractor of up to 20% of the applicable CSA as necessary to effectuate prompt completion of the work by such Contractor, or (B) displace such Contractor for purposes of such work and itself or through its designated Affiliate or representative, cause completion of all work to cure the applicable failure (each, a “Step-In Right”). Payment by or commitment of Producer to a Contractor of any past due amount or bonus or incentive payment permitted under this Section 3.5(a) shall be for the sole account of Gatherer, and Gatherer shall reimburse Producer for any sums paid by Producer as provided in Section 3.5(f).
(b)    Exercise of the Step-In Right shall confer to Producer no right of agency from Gatherer, and Producer shall have no right to (i) sell, alienate or encumber or permit any encumbrance of any property of Gatherer or (ii) unreasonably interfere with or delay Gatherer’s other activities with respect to the Gathering System. Until Producer exercises the Step-In Right, Gatherer shall continue to exercise commercially reasonable efforts to complete the delayed connection or cure the other failure described above, as applicable, as soon as possible under the circumstances.
(c)    Failure of Producer to timely exercise the Step-In Right with respect to a particular Gatherer failure within the period referenced in Section 3.5(a) shall constitute Producer’s waiver of the Step-In Right with respect thereto, provided that waiver of the Step-In Right with respect to one delayed connection or other failure shall not be construed as a waiver of the Step-In Right with respect to any other delayed connection or other failure, as long as the Step-In Right with respect thereto is timely exercised.
(d)    Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that nothing in this Section 3.5 shall preclude Producer from asserting a claim against Gatherer or terminating this Agreement for breach or nonperformance of this Agreement by Gatherer.
(e)    Notwithstanding any provision in this Agreement to the contrary, Producer shall have no obligation to exercise any Step-In Rights.
(f)    To the extent that displacement of a Contractor or exercise of control of a CSA by Producer results in a change or increased cost to Gatherer under a CSA, such changes or increased costs shall be solely for the account of Gatherer, and Gatherer shall reimburse Producer and its Affiliates for any such changes or increased costs. In addition to Producer’s rights under Section 3.5(a), in the event that Producer exercises a Step-In Right, Gatherer shall reimburse Producer and its Affiliates for all reasonable, documented and direct, out-of-pocket costs (including reasonable attorneys’ fees) incurred in the exercise of the Step-In Right, not later than 30 Days after Gatherer’s receipt of written substantiation of amounts owed hereunder.

(g)    In the event that Producer exercises a Step-In Right, Producer shall not retain control of a Contractor or performance of necessary work for longer than reasonably necessary to effectuate completion and cure thereof.
Section 3.6    Cooperation. Because of the interrelated nature of the actions of Producer and Gatherer required to obtain the necessary Permits from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Well and construct the required extensions of the Gathering System to each Planned CDP, Producer and Gatherer agree to work together in good faith to obtain such Permits, authorizations, consents and rights of way as expeditiously as reasonably practicable. Producer and Gatherer further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits, authorizations, consents and rights of way.
ARTICLE 4
TERM
Section 4.1    Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect for a period of fifteen (15) Contract Years and from Contract Year to Contract Year thereafter until such time as this Agreement is terminated, upon 270 Days’ prior notice from the terminating Party to the other Party, effective as of the end of the 15th Contract Year or any Contract Year thereafter, as applicable.
Section 4.2    Post-Termination. If this Agreement is terminated pursuant to the terms and conditions of this Agreement on or after December 31, 2036, then Producer shall have the option (to be exercised by providing written notice to Gatherer prior to the termination of the Agreement) to continue to receive the Services or a portion of the Services, under a new agreement, for all or any portion of its volumes of Saltwater on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions under a then-effective agreement with any third party pursuant to which Gatherer provides a basket of services for an initial term (excluding any renewals or extensions of any kind) of at least seven years plus one Day for volumes of Saltwater utilizing any System Segment located within the Dedicated Acreage (other than any pipeline facilities physically connected with or independent of a System Segment after the Effective Date, in each case, in connection with an acquisition, joint venture, or partnership by and between Gatherer and a third party), that are the same or substantially similar in nature to the basket of Services during the term hereunder, unless and until such third party agreement is terminated. For avoidance of doubt, the Services Gatherer is to offer Producer in accordance with the proceeding sentence shall only apply to Services on the Gathering System.
If the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2050. Gatherer shall provide copies to Producer of any such third party agreements applicable to volumes of Saltwater accessing the Disposal System upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer or Producer); provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Producer, then (a) Gatherer shall not be obligated to disclose such agreement to Producer until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Producer.
Section 4.3    Survival. Article 1, this Article 4, Section 9.6, Article 10, Article 11, Article 13, Article 14, Article 15 and Article 16 shall survive termination or expiration of this Agreement.
ARTICLE 5
FEES AND CONSIDERATION
Section 5.1    Fees. Subject to the other provisions of this Agreement, Producer shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer during such Month, an amount equal to the sum of the fees (collectively, the “Fees”) set forth on Exhibit G.
ARTICLE 6
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES
Section 6.1    Operational Control of Gatherer’s Facilities. Gatherer shall design, construct, own, operate and maintain the Disposal System at its sole cost and risk. Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.
Section 6.2    Maintenance. Gatherer shall be entitled, without liability, to interrupt its Disposal System performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected. Gatherer shall use reasonable efforts to schedule any Maintenance to minimize the effect on providing the Services pursuant to this Agreement. Before the beginning of the calendar year, Gatherer shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance. Gatherer shall truck Producer’s Dedicated Saltwater subject to and in accordance with Section 6.4 during all times of Maintenance on the Disposal System.
Section 6.3    Capacity Allocations on the Disposal System. Subject to the capacity allocations set forth in this Section 6.3, Gatherer has the right to contract with other Persons for the delivery of Third Party Saltwater to the Disposal System, including the delivery of Firm Capacity Saltwater. If the volume of Saltwater available for delivery into any System Segment exceeds the capacity of such System Segment at any point relevant to Gatherer’s service to Producer hereunder, then Gatherer shall interrupt or curtail receipts of Saltwater in accordance with the following:
(a)    First, Gatherer shall curtail all Interruptible Saltwater prior to curtailing Firm Capacity Saltwater.

(b)    Second, if additional Disposal System curtailments are required beyond Section 6.3(a), Gatherer shall curtail Firm Capacity Saltwater on the Disposal System. In the event Gatherer curtails some, but not all, Firm Capacity Saltwater on a particular Day, Gatherer shall allocate the capacity of the applicable point on the relevant System Segment available to each Person entitled to deliver Firm Capacity Saltwater, including Dedicated Saltwater, on a pro rata basis based on the most recent previous Month’s Receipt Point volumes and allowing Gatherer in its sole discretion to include estimated volumes from New Wells that are connected to a Receipt Point that were not producing during the previous Month;
provided that Gatherer shall truck Producer’s Dedicated Saltwater subject to and in accordance with Section 6.4 during all times of curtailment on the Disposal System.
Section 6.4    Trucking.
(a)    [Omitted].
Section 6.5    Temporary Releases. In addition to any other rights and remedies available to Producer under this Agreement or at law or in equity, if Gatherer fails or is unable or unwilling for any reason (including Force Majeure) to accept all volumes of Dedicated Saltwater tendered by or on behalf of Producer pursuant to this Agreement and provide the Services in accordance therewith, including any failure or inability to truck volumes of Saltwater in accordance with Section 6.4, then the volumes of Dedicated Saltwater in excess of what Gatherer is willing and able to accept shall be temporarily released from the dedication and commitment made by Producer under this Agreement. Producer may immediately deliver such volumes to any Person other than Gatherer, and Producer shall have the right to enter into commitments to deliver such volumes of Dedicated Saltwater to other third party gatherers, such commitments to be for no longer than reasonably necessary under the circumstances, as determined by Producer in its sole discretion.
ARTICLE 7
PRESSURES; PRODUCER’S FACILITIES; ELECTRICITY
Section 7.1    Pressures at Receipt Points. Producer shall deliver or cause to be delivered Saltwater to each Receipt Point on the Gathering System from atmospheric tanks or from low pressure separation at sufficient pressure to enter Gatherer’s Receipt Point pump on the Gathering System against its operating pressure, except that Gatherer shall not be obligated to gather Saltwater at pressures in excess of the maximum allowable operating pressure of the Gathering System at such Receipt Point, as determined by Gatherer in its sole discretion. Gatherer shall operate its measurement and Receipt Point pump at a pressure that allows Producer to deliver Saltwater directly from its atmospheric tanks or low pressure separation into the Gathering System without additional pumps; provided that such atmospheric tanks have a minimum of four feet of hydrostatic head or low pressure separation at the low liquid level to allow Gatherer’s pumps to attain proper suction pressure.
Section 7.2    Producer Facilities.
(a)    Producer, at its own expense, shall construct, equip, maintain and operate all facilities necessary to deliver Dedicated Saltwater to Gatherer at the Receipt Points. Producer

shall install and maintain sufficient pressure regulating equipment upstream of the Receipt Points on the Gathering System in order to keep the pressure of the Saltwater delivered to Gatherer at such Receipt Points from exceeding the maximum allowable operating pressure of the Gathering System at the applicable Receipt Point, as determined by Gatherer in its sole discretion. Such equipment shall include low pressure separation facilities and atmospheric tankage upstream of the Receipt Points.
(b)    Producer shall have the right to install facilities and flow volumes attributable to Producer’s interests in operated and non-operated wells outside, but on DSUs that are contiguous with, the Dedicated Acreage, allowing such wells to flow into existing CDPs or to new CDPs mutually agreed between Producer and Gatherer where Gatherer shall provide a meter and tap at Gatherer’s sole cost and expense. Producer shall provide a list of wells from outside, but on DSUs that are contiguous with, the Dedicated Acreage that will be connected to existing CDPs or to new CDPs in accordance with this Section 7.2(b).
Section 7.3    Electrical Facilities. Subject to the rest of the provisions of this Section 7.3, Producer will (i) use reasonable efforts to obtain access to electrical power at each CDP and (ii) provide electrical power to Gatherer at each CDP at Producer’s sole cost and expense. In designing and constructing its electrical facilities at each CDP, Producer will cooperate with Gatherer and take into account the amount of electrical power that is reasonably necessary for Gatherer’s facilities to receive Producer’s Saltwater at each such CDP. If a generator is necessary for electrical power to be used by Producer and Gatherer, then Producer shall procure, install, operate, and maintain such generator to fulfill the power requirements of the Parties and Gatherer shall pay its prorated portion of the reasonable capital costs (including reasonable rental and installation costs) therefor; provided, however, that Producer will continue to use all reasonable efforts to obtain access to electrical power at such CDP, thereby minimizing the time such generator is needed (rather than a local electric utility) to provide electrical power at such CDP.
ARTICLE 8
QUALITY
Section 8.1    Receipt Point Saltwater Quality Specifications. Saltwater delivered by Producer to each Receipt Point shall meet the following specifications (collectively, the “Saltwater Quality Specifications”):
(a)    temperature of not more than 100 degrees Fahrenheit at the Receipt Point;
(b)    total suspended solids of not more than two percent; and
(c)    free of hazardous wastes and other substances that may not be received into or transferred through the Gathering System, transported by truck or disposed of into the Disposal Wells in accordance with Applicable Laws and Permits and Gatherer’s operational standards.
Section 8.2    Non-Spec Saltwater.

(a)    Gatherer shall test and monitor the Saltwater tendered by Producer at the Receipt Points as a Reasonable and Prudent Operator to ensure that it meets the Saltwater Quality Specifications. If Gatherer determines at any time that any Saltwater tendered by Producer at any Receipt Point does not meet the Saltwater Quality Specifications, then Gatherer shall have the right, at its sole option and effective immediately upon notice to Producer, to refuse to accept such Saltwater.
(b)    If Producer determines or otherwise becomes aware at any time prior to delivery that any Saltwater that will be tendered by Producer at any Receipt Point will not meet the Saltwater Quality Specifications, then Producer shall provide written notice to Gatherer. Upon receipt of such notice, if Gatherer nevertheless accepts such Saltwater, then Producer shall not be liable for any claims or losses arising out of or related to delivery of such Saltwater, including any damages or losses downstream of the applicable Receipt Point(s).
(c)    Producer shall not be liable for any claims or losses arising out of or related to delivery of Saltwater that does not meet the Saltwater Quality Specifications, including any damages or losses downstream of the applicable Receipt Point(s); provided that Producer shall be liable for such claims or losses if Producer determines or otherwise becomes aware at any time prior to delivery that any Saltwater that will be tendered by Producer at any Receipt Point will not meet the Saltwater Quality Specifications and Producer fails to deliver written notice to Gatherer pursuant to Section 8.2(b).
(d)    Any Saltwater that is tendered by Producer that Gatherer refuses to accept pursuant to this Section 8.2 shall be temporarily released from the dedication and commitment made by Producer under this Agreement so that Producer may dispose of any such Saltwater.
ARTICLE 9
MEASUREMENT EQUIPMENT AND PROCEDURES
Section 9.1    Measurement Facilities. Gatherer shall install, own, operate and maintain Measurement Facilities to measure Saltwater at all the Receipt Points located on the Gathering System. Measurement Facilities at such Receipt Points shall meet current industry standards for custody transfer measurement. Producer shall have the right to install check Measurement Facilities upstream of each such Receipt Point.
Section 9.2    Notice of Measurement Facilities Inspection and Calibration. Each of Producer and Gatherer shall give two Days’ notice to the other in order that the other may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts of Saltwater under this Agreement. The data from such Measurement Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted to the requesting Party for inspection and verification.
Section 9.3    Measurement Accuracy Verification.
(a)    Gatherer shall calibrate meters as often as required, as determined by Gatherer in accordance with standard industry practices to reasonably assure accurate measurement, but at least once per year.

(b)    If, during any test of the Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter in excess of two percent of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which period is either known definitely or agreed to by Producer and Gatherer) and the total flow for the period redetermined in accordance with the provisions of Section 9.5. If the period of error condition cannot be determined or agreed upon between Producer and Gatherer, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the two percent error.
(c)    If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate which does not exceed two percent of the adjusted flow rate, all prior recordings and data shall be considered to be accurate for quantity determination purpose.
Section 9.4    Special Tests. If Producer or Gatherer desires a test of any Measurement Facilities not scheduled by a Party under the provisions of Section 9.3, two Days’ advance notice shall be given to the other and both Producer and Gatherer shall cooperate to secure a prompt test of the accuracy of such equipment. If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 9.3(b), then the Party that requested the test shall pay the costs of such test including any labor and transportation costs pertaining thereto. If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 9.3(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 9.5.
Section 9.5    Metered Flow Rates in Error. If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service or (iii) out of repair and the total calculated flow rate through each meter is found to be in error by an amount of the magnitude described in Section 9.3(b), the total quantity of Saltwater delivered shall be determined in accordance with the first of the following methods which is feasible:
(a)    by using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 9.3);
(b)    where multiple meters exist in series, by calculation using the registration of such meter equipment; provided that they are measuring Saltwater from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators and are accurately registering;
(c)    by correcting the error by re-reading of the official meter, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or
(d)    by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

Section 9.6    Record Retention. The Party owning the Measurement Facilities shall retain and preserve all test data, meter recordings and similar records for any calendar year for a period of at least 24 Months following the end of such calendar year unless Applicable Law requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.
Section 9.7    Measurement of Saltwater Collected by Truck. Saltwater collected by truck shall be measured either by the Measurement Facilities into which such Saltwater is delivered or by gauging the water level in Producer’s tanks into which such water is delivered or by such other method as shall be mutually agreed to by the Parties.
Section 9.8    Summary Measurement Reports. If Gatherer develops summary measurement reports for Producer’s Wells or the Gathering System, Gatherer shall provide copies of such reports to Producer upon Producer’s request.
ARTICLE 10
NOTICES
Section 10.1    Notices. Unless otherwise provided herein, any notice, request, invoice, statement or demand which any Party desires to serve upon any other regarding this Agreement shall be made in writing and shall be considered as delivered (a) when hand delivered, (b) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), (c) if mailed by United States certified mail, postage prepaid, three Business Days after mailing or (d) when sent via email; provided that if sent by email after normal business hours, receipt shall be deemed to be the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon another a notice of default under this Agreement, the delivery of such notice shall be considered effective under this Section 10.1 only if delivered by any method set forth in the foregoing clauses (a) through (b). Any notice shall be given to the other Party or Parties at the following address(es), or to such other address as any Party shall designate by written notice to the others:
Producer:    Oasis Petroleum North America LLC
1001 Fannin, Suite 1500
Houston, Texas 77002

Attn: Michael King
    Phone: (713) 770-6450
        Email: mking@oasispetroleum.com

Gatherer:    OMP Operating LLC
    1001 Fannin, Suite 1500
Houston, Texas 77002

Attn: Greg Hills
Phone: (281) 404-9431
    Email: ghills@oasispetroleum.com

ARTICLE 11
INVOICES AND PAYMENTS
Section 11.1    Statements and Invoices. Not later than the 20th Business Day following the end of each Month, Gatherer shall provide Producer with a detailed statement in the form set forth on Exhibit E setting forth the quantity of Saltwater received by Gatherer at the Receipt Points in such Month, the Gathering Fee and the Disposal Fee with respect to such Month, together with measurement summaries and all relevant supporting documentation, to the extent available on such 20th Business Day (with Gatherer being obligated to deliver any such supporting documentation that is not available on such 20th Business Day as soon as it becomes available). Producer shall make payment to Gatherer by the later of: (a) the last Business Day of the Month in which such invoice is received or (b) 30 Days after receipt of the invoice. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Producer in writing from time to time or other means as mutually agreeable by the Parties. If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Gatherer shall refund any amount of overcharge, and Producer shall pay any amount of undercharge, within 30 Days after final determination thereof; provided, however, that no retroactive adjustment will be made beyond a period of 24 Months from the date of a statement hereunder.
Section 11.2    Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for 60 Days after the due date, Gatherer shall have the right to suspend or discontinue the Services hereunder until any such past due amount is paid.
Section 11.3    Audit Rights. Either Producer or Gatherer, on not less than 30 Days prior written notice to the other, shall have the right, at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of 12 consecutive Months, to audit the books and records of the other to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Saltwater tendered by Producer hereunder or the Services performed hereunder and shall be limited to the 24 Month period immediately prior to the Month in which the notice requesting an audit was given. All statements, allocations, measurements, computations, charges or payments made in any period prior to the 24 Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.
Section 11.4    Payment Disputes. In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Gatherer and Producer will use good faith efforts to resolve the disputed amounts within 60 Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten Days of such resolution.
Section 11.5    Interest on Late Payments. In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue from the date payment is due until the date payment is made at an annual rate equal to the lesser of (a) ten percent or (b) the maximum percentage permitted by Applicable Law.
Section 11.6    Excused Performance. Gatherer will not be required to perform or continue to perform services hereunder, and Producer shall not be obligated to deliver Dedicated Saltwater to the Gathering System in the event:
(a)    the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;
(b)    the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within 90 Days of such filing; or
(c)    the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.
ARTICLE 12
FORCE MAJEURE
Section 12.1    Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Parties promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.
Section 12.2    Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming relief and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections or riots; epidemics; landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings; crevasses, floods or washouts; civil disturbances; explosions, breakage or accident to wells, machinery, equipment or lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe; freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, rights of way or Permits; or any action or restraint by any Governmental Authority (so long as the Party claiming relief has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with Applicable Law).

Section 12.3    Settlement of Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party affected thereby, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party affected thereby.
Section 12.4    Payments for Services Performed. Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for the Services performed prior to such event of Force Majeure.
ARTICLE 13
INDEMNIFICATION
Section 13.1    Gatherer. Subject to the terms of this Agreement, including Article 14 and Section 16.8, Gatherer shall release, indemnify, defend and hold harmless Producer and its Affiliates, directors, managers, officers, employees, agents, consultants, representatives and invitees from and against all claims and losses arising out of or relating to (a) the operations of Gatherer (except to the extent any such claims and losses arise out of the negligence, gross negligence or willful misconduct of any such indemnitee) or (b) any breach of this Agreement by Gatherer.
Section 13.2    Producer. Subject to the terms of this Agreement, including Article 14 and Section 16.8, Producer shall release, indemnify, defend and hold harmless Gatherer and its Affiliates, directors, managers, officers, employees, agents, consultants, representatives and invitees from and against all claims and losses arising out of or relating to (a) the operations of Producer (except to the extent any such claims and losses arise out of the negligence, gross negligence or willful misconduct of any such indemnitee) or (b) any breach of this Agreement by Producer.
ARTICLE 14
CUSTODY AND TITLE
Section 14.1    Custody. As among the Parties, (a) Producer shall be in custody, control and possession of Saltwater hereunder until such Saltwater is delivered to the Receipt Points, and (b) Gatherer shall be in custody, control and possession of Saltwater after it is delivered to Gatherer at the Receipt Points. Notwithstanding anything else provided to the contrary in Section 13.1 and Section 13.2, the Party having custody and control of Saltwater under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Parties and their respective Affiliates, and its and their directors, managers, officers, employees, agents, consultants, representatives, invitees and contractors harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Saltwater when such Saltwater is in its custody and control, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding any claims and losses to the extent caused by or arising out of the negligence, gross negligence or willful misconduct of the party claiming indemnity.

Section 14.2    Producer Warranty. Producer represents and warrants that it owns, or has the right to deliver to the Gathering System, all Saltwater delivered under this Agreement. If the title to Saltwater delivered by Producer hereunder is disputed or is involved in any legal action, Gatherer shall have the right to cease receiving such Saltwater to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Producer furnishes, or causes to be furnished, defense and indemnification to hold Gatherer harmless from all claims arising out of the dispute or action, with surety acceptable to Gatherer. Notwithstanding anything else provided to the contrary in Section 13.1 and Section 13.2, Producer shall release, indemnify, defend and hold Gatherer harmless from and against all claims and losses arising out of or related to any liens, encumbrances or adverse claims on any of Producer’s Saltwater delivered to the Receipt Points.
Section 14.3    Title. Title to and risk of loss attributable to Saltwater received by Gatherer under this Agreement, including all constituents, contaminants and skim oil thereof, shall transfer from Producer to Gatherer at each applicable Receipt Point. If and to the extent Gatherer redelivers Saltwater to Producer in accordance with Section 3.1(j), then title to and risk of loss attributable to such redelivered Saltwater, including all constituents, contaminants and skim oil thereof, shall transfer from Gatherer to Producer at each applicable delivery point or other CDP.
ARTICLE 15
TAXES
Section 15.1    Taxes. Producer shall pay or cause to be paid and agrees to hold Gatherer harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to any Saltwater delivered by Producer under this Agreement. Gatherer shall not become liable for such Taxes, unless designated to remit those Taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Producer’s behalf shall be (a) reimbursed by Producer upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (b) deducted from amounts otherwise due to Gatherer under this Agreement. Gatherer shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Gathering System or provision of the Services. No Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of any other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.
Section 15.2    New Taxes. In the event any New Taxes result in Gatherer incurring additional expenses to provide the Services, then Gatherer shall have the right to increase the then-current Fees hereunder or impose a separate surcharge on Producer’s Saltwater in order to recover Producer’s proportional share of the costs and expenses associated with such New Taxes in a manner that is reasonable and equitable to all shippers and customers on the Gathering System, subject to the following:

(a)    Gatherer will notify Producer, not fewer than 90 Days prior to the intended effective date of any proposed rate increase or surcharge under this Section 15.2, of the amount of such proposed rate increase or surcharge, reasonably detailed information to justify such proposed rate increase or surcharge together with reasonable supporting documentation therefor, and the method for calculating such proposed rate increase or surcharge.
(b)    Following Producer’s receipt of such notice from Gatherer, the Parties agree to promptly and in good faith enter into negotiations regarding, and shall agree on, whether there should be a reasonable rate increase or surcharge and the amount thereof, to address such New Taxes under this Section 15.2.
(c)    If the Parties agree upon a rate increase or surcharge within 90 Days following Producer’s receipt of Gatherer’s notice, then the Parties will promptly amend this Agreement to reflect such rate increase or surcharge.
(d)    [Omitted].
(e)    If the Parties are unable to agree upon a rate increase or surcharge (or the amount thereof) within 90 Days following Producer’s receipt of Gatherer’s notice, then either Party may refer the dispute to the senior management of the Parties for further consideration, in which case the senior management of the Parties will negotiate the proposed rate increase or surcharge diligently and in good faith in order to reach agreement on a reasonable rate increase or surcharge. If the senior management of the Parties fail to agree upon a reasonable rate increase or surcharge within 30 Days after receiving notice of such dispute in accordance with the preceding sentence, then either Party shall have the right to exercise any and all rights it has – under this Agreement (pursuant to Section 16.3) and at law or in equity – with respect to the other Party’s failure to agree on a reasonable rate increase or surcharge.
Section 15.3    Greenhouse Gas Emissions. Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any Applicable Law after the Effective Date which, in Gatherer’s reasonable determination, results in (a) a Governmental Authority requiring Gatherer to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Dedicated Saltwater and/or the gathering, pumping, or disposal of Saltwater (collectively, “Producer’s GHG Emissions”), or (b) Gatherer incurring any costs or expenses attributable to Dedicated Saltwater, including any costs or expenses for disposal or treating of carbon dioxide attributable to such Saltwater, or any other additional economic burden being placed on Gatherer, in connection with or related to Producer’s GHG Emissions, including any Tax or other cost or expense (collectively, “Emissions Charges”), then (i) Producer will use reasonable efforts to provide any required emissions allowances or their equivalent to Gatherer in a timely manner (and Producer shall release, indemnify, defend and hold Gatherer harmless from and against all claims and losses, including any expenses incurred by Gatherer in acquiring such allowances in the marketplace, arising out of or related to the failure to timely provide any such required emission allowances or their equivalent), and (ii) Producer shall be fully responsible for such Emissions Charges and shall reimburse Gatherer for any Emissions Charges paid by Gatherer within ten Days of receipt of Gatherer’s invoice therefor.

ARTICLE 16
MISCELLANEOUS
Section 16.1    Rights. The failure of any Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
Section 16.2    Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.
Section 16.3    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would result in the application of the laws of a different jurisdiction.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.
(c)    EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Section 16.4    Successors and Assigns.
(a)    This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 16.4(b), no Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Parties (such consent shall not be unreasonably withheld, conditioned or delayed) and any assignment or attempted assignment made otherwise than in accordance with this Section 16.4 shall be null and void ab initio.
(b)    Notwithstanding Section 16.4(a):
(i)    Gatherer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer, if such assignment is made to any Person to which the Disposal System or any part thereof has been or will be Transferred that assumes in writing all of Gatherer’s obligations hereunder (if applicable, to the extent that part of the Disposal System being Transferred to such Person) and is an Affiliate of Gatherer;
(ii)    Gatherer shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Gatherer; and
(iii)    Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, Producer shall be released from its obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (C) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A) and (C), Producer shall be released from its obligations under this Agreement to the extent of such assignment.
Section 16.5    Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (a) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (b) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (c) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by this Agreement prior to such modification.
Section 16.6    Confidentiality.
(a)    Confidentiality. Except as otherwise provided in this Section 16.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by another Party or obtained by it in the performance of this Agreement and relating to another Party’s business (including development plans, gathering system plans and all data relating to the production of Producer, including well data, production volumes, volumes gathered, transported and disposed) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the disclosing Party.
(b)    Permitted Disclosures. Notwithstanding Section 16.6(a) disclosures of any Confidential Information may be made by any Party (i) to the extent necessary for such Party to enforce its rights hereunder against another Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations or by other compulsory process (including deposition, subpoena, interrogatory or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interests, assets or facilities that are subject to this Agreement or in connection with a merger or other business combination affecting such interests, assets or facilities (provided such third person agrees in writing to be bound by the terms of this Section 16.6); (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to any current or prospective investors, financial advisors, attorneys, banks or financing sources of either Party (provided such Persons are subject to a confidentiality undertaking consistent with this Section 16.6(b)) or (viii) except for information disclosed pursuant to Article 3, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Saltwater (provided such royalty, overriding royalty, net profits or similar owner agrees in writing to be bound by the terms of this Section 16.6).
(c)    Notification. If a Party is or becomes aware of a fact, obligation or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 16.6(b)(ii) or (iii), it shall so notify in writing the disclosing Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.
(d)    Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 16.6.
(e)    Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 16.6, the Party desiring to make such public announcement or statement shall provide the other Parties with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Parties shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by all Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Parties to the text of a public announcement or statement. Nothing contained in this Section 16.6 shall be construed to require any Party to obtain approval of any other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other regulated stock exchange.
(f)    Survival. The provisions of this Section 16.6 shall survive any expiration or termination of this Agreement for a period of one year.
Section 16.7    Entire Agreement, Amendments and Waiver. The exhibits to this Agreement are hereby incorporated by reference into this Agreement. This Agreement, including all exhibits hereto, integrates the entire understanding among the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. No waiver by a Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
Section 16.8    Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO AN UNAFFILIATED THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.
Section 16.9    Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
Section 16.10    Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.
Section 16.11    No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to any Party.
Section 16.12    Rules of Construction. In construing this Agreement, the following principles shall be followed:

(a)    no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
(b)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;
(d)    the plural shall be deemed to include the singular and vice versa, as applicable;
(e)    references to any Person (including any Governmental Authority) shall include such Person’s successors and permitted assigns;
(f)    reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended, replaced, restated or modified and in effect from time to time in accordance with the terms thereof;
(g)    references to any Applicable Law (including any statute referenced in this Agreement) means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;
(h)    references to any Exhibit, Article, Section or other sub-section shall be references to an Exhibit, Article, Section or other sub-section of this Agreement; and
(i)    references to currency shall be references to the lawful money of the United States, unless otherwise indicated, and any payments and transfers of funds shall be made in immediately available funds.
Section 16.13    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.
Section 16.14    Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
Section 16.15    Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 16.16    Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit D attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the currently-existing Dedicated Properties are located. The Parties further agree that such memoranda shall be executed and delivered by the Parties from time to time at either Producer’s or Gatherer’s reasonable request to evidence any additions or additional areas or Interests to, or permanent releases from, the dedication and commitment made by Producer under this Agreement.

[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective for all purposes on the Effective Date.
OASIS PETROLEUM NORTH AMERICA LLC

By:    /s/ Taylor Reid
Name:     Taylor Reid
Title:     President and Chief Operating Officer

OMP OPERATING LLC

By:    /s/ Richard Robuck
Name:     Richard Robuck
Title:     Senior Vice President and Chief Financial Officer
Amended and Restated Produced and Flowback Water Gathering and Disposal Agreement
– Painted Woods/ City of Williston
Signature Page

EXHIBIT A

DEDICATED ACREAGE
[Omitted]

    Exhibit A – Page 1

EXHIBIT B
GATHERING SYSTEM

[Omitted]
    Exhibit B – Page 1

EXHIBIT C
FORM OF RIGHT OF WAY AGREEMENT
RIGHT OF WAY AND EASEMENT AGREEMENT
KNOW ALL PERSONS BY THESE PRESENTS, _____________________, whose address is     ________________ (“Owner”, whether one or more), for and in consideration of Twenty-Five Dollars ($25.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, CONVEY and WARRANT unto OMP Operating LLC, whose address is 1001 Fannin Street, Suite 1500, Houston, Texas 77002, its successors and assigns (“Grantee”) a perpetual and permanent right-of-way and easement (the “ROW”) of Fifty feet (50’) in width for the placement of up to four (4) Pipelines (as defined herein). The ROW is granted for the purpose of laying, constructing, maintaining, operating, inspecting, repairing, replacing, protecting, changing the size of and removing pipelines and appurtenances thereto for the transportation of oil, gas, fresh water, production water, kindred substances and vapors or the products thereof (the “Pipelines”) upon and along a route to be selected by Grantee in consultation with Owner on, under and across lands of Owner, situated in the County of             , State of             , described as follows:

Township ___ _________, Range ___ ___________
Section __: ________________

    More particularly shown on Plat marked Exhibit “A”, and by this reference made a part hereof.
    In addition to the ROW described above, during any period of time that Grantee is installing or maintaining the Pipelines, Owner does HEREBY GRANT, BARGAIN, SELL, CONVEY AND WARRANT unto Grantee a temporary easement of Seventy-Five feet (75’) in width, except that such easement shall be to a width of One Hundred feet (100’) at all road, ditch, and waterway crossings and any areas of severely uneven ground.
    The aforesaid rights and the ROW are granted as and from the date hereof, and shall be perpetual, on the following terms and conditions, which are hereby mutually agreed to by and between Owner and Grantee.
1.    Together with an easement for restricted rights of ingress and egress to, from and along said pipeline(s) and facilities of Grantee on, over and across said lands and adjacent lands of Owner, and Grantee shall have all privileges necessary or convenient for the full use and enjoyment of the rights herein granted.
2.    Grantee may record this Right of Way Agreement attaching a plat as Exhibit “A” (incorporated herein by reference) of the actual route of the facilities constructed hereunder and/or of the ingress/egress easement to further identify the locations thereof.
3.    Grantee shall bury the top of its pipelines at or below Four feet (4’) in depth. Grantee shall restore the land as soon as practicable after the pipelines are completed. Restoration shall be made as near as practicable to the condition when Grantee first entered onto the land. Grantee’s agreement to bury all pipelines shall in no way restrict
    Exhibit C – Page 1

Grantee from installing above ground appurtenant facilities (markers, risers, headers, block valves, monitors, cathodic protection equipment, electrical power lines, etc.) necessary for the operations of said pipelines; however Grantee agrees to reasonably attempt to locate said appurtenant facilities so as to minimize the impact of same to Owner’s use of the land covered herein.
4.    Owner and its successors and assigns reserves all oil, gas and minerals, if owned, on and under said lands and the right to farm, graze and otherwise fully use and enjoy said lands; provided that Owner agrees not to construct or create any obstruction, structure, or engineering work on the herein granted right of way that will interfere with rights and interests of Grantee herein granted, and provided further that Grantee shall have the right hereafter to keep clear obstructions from the herein granted right of way and ingress/egress easement. Grantee agrees to pay Owner or any tenant, as their interest may appear, for actual damages to crops, pasture, timber, livestock, fences and other improvements on said premises which may arise from exercise of the rights herein granted, provided Grantee shall not be liable for damages for future clearing of the right of way and ingress/egress easement in exercise of the rights herein granted.
5.    Grantee shall be liable for reclamation and damages resulting from a breach or spill.
6.    Grantee agrees to comply with all applicable state and local regulations.
7.    This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement and be binding upon the parties who executed any counterpart, regardless of whether it is executed by all parties named herein.
8.    Owner agrees to grant additional lateral right of ways and perpetual easements that Grantee may need to connect to any well or wells, production facilities and/or compressor stations. This additional grant includes the pipelines needed to transport oil, gas, fresh water, production water, kindred substances and vapors. Owner will be paid for the additional lateral right of ways and perpetual easements based on the same terms agreed upon in the Payment Agreement of even date herewith. Grantee will have the right to amend this Right of Way and Easement Agreement by filing an amendment, executed solely by Grantee, with new plats showing the location of the additional lateral right of ways and perpetual easements.
9.    This instrument together with the Payment Agreement for Right of Way and Easement dated ____________ constitutes the entire agreement and understanding of the parties and supersedes all prior understandings, negotiations and agreements of the parties related to the subject matter hereof. Each party agrees to give the other a 30 day right to cure after notice of any default before seeking termination or exercising any other remedy.
TO HAVE AND TO HOLD said right of way and easement unto said Grantee, its successors and assigns for so long as same are used for the purposes herein granted. All provisions hereof are appurtenant to, run with and burden the above described land, and are binding upon and inure
    Exhibit C – Page 2

to the benefit of the successors, assigns, heirs, executors, administrators and other legal representatives of each of the parties.

Executed this          day of         , 20___.
Owner:                            Grantee:
                            OMP Operating LLC

                                         Name:                               Title:

    Exhibit C – Page 3

ACKNOWLEDGEMENTS

STATE OF

COUNTY OF

    On this ____ day of _________________, in the year _______, before me personally appeared ___________________________________________, known to me (or proved to me on the oath of _____________) to be the person who is described in and who executed the within and foregoing instrument, and acknowledged to me that (he/she/they) executed the same.

(Seal)
                        Notary Public in and for the State of
                        Printed Name:
                        Commission Expires:

STATE OF

COUNTY OF

    On this ____ day of _________________, in the year _______, before me personally appeared ___________________________________________, known to me (or proved to me on the oath of ______________) to be the attorney-in-fact of the limited liability company described in and that executed the within instrument, and acknowledged to me that such corporation executed the same.

(Seal)                                                                            Notary Public in and for the State of
                        Printed Name:
                        Commission Expires:

    Exhibit C – Page 4

PAYMENT AGREEMENT FOR RIGHT OF WAY AND EASEMENT AGREEMENT

This agreement entered into this _______ day of ________________, ____ between _____________________, husband and wife whose address is ___________________________________ (“Owner”), OMP Operating LLC, whose address is 1001 Fannin, Suite 1500, Houston, Texas 77002, its successors or assigns (“Grantee”). In consideration of Twenty Five Dollars ($25.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner hereby consents and agrees to the payment arrangement set out below regarding that certain Right of Way and Easement Agreement from Owner to Grantee (“ROW Agreement”) covering the following described lands located in ____________ County, _________:
Township ___ North, Range ____West, 5th P.M.
Section __: _______________

Owner acknowledges receipt of $500.00 as a down payment. The pipeline payment of $_____ per rod is to be paid per pipeline for up to four (4) pipelines. The down payment will be deducted from the calculation of the total payment. The balance of the consideration due, if any, will be paid within thirty (30) days of the completion of a final survey of the pipelines as installed. In the event it is necessary to place an additional line or lines, not to exceed four (4) lines, in a new lateral Right of Way, then Grantee agrees to pay Owner $_____ per rod for the placement of each additional pipeline that is placed in the lateral Right of Way.
Grantee agrees to pay, in addition to the aforementioned payment, either (i) One Thousand Dollars and no/100 ($1,000.00) per mile, or (ii) the established yield as determined by the Farm Service Agency office per mile of growing or planted crops, or hay land, where applicable, within the right of way under the ROW Agreement which were destroyed as a direct result of the initial construction and installation of the Facilities.
If said Owner owns less interest in the above described land than the entire and undivided fee simple estate therein, then the payments herein provided for shall be paid the said Owner only in the proportion which Owner’s interest bears to the whole and undivided fee.
It is expressly understood and agreed that the above specified payment for the ROW Agreement is contingent upon construction.

Owner:                            Grantee:
                            OMP Operating LLC

                                         Name:         Title:
    Exhibit C – Page 5

EXHIBIT D
FORM OF MEMORANDUM OF AGREEMENT

MEMORANDUM OF AGREEMENT
This MEMORANDUM OF AMENDED AND RESTATED PRODUCED AND FLOWBACK WATER GATHERING AND DISPOSAL AGREEMENT (this “Memorandum”) is entered into on October 25, 2021, but effective for all purposes as of October 5, 2021 (the “Effective Date”), by and between OASIS PETROLEUM NORTH AMERICA LLC (“Producer”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002 and OMP OPERATING LLC (“Gatherer”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002.
WHEREAS, Producer and Gatherer entered into that certain Amended and Restated Produced and Flowback Water Gathering and Disposal Agreement on October 25, 2021, but effective for all purposes as of the Effective Date (the “Agreement”), pursuant to which Gatherer will provide certain gathering, disposal and other services as therein set forth;
WHEREAS, any capitalized term used, but not defined, in this Memorandum shall have the meaning ascribed to such term in the Agreement; and
WHEREAS, the Parties desire to file this Memorandum of record in the real property records of McKenzie County and Williams County, North Dakota and Richland County and Roosevelt County, Montana, described on Attachment 1 hereto (the “Dedicated Acreage”), to give notice of the existence of the Agreement and certain provisions contained therein.
NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Notice. Notice is hereby given of the existence of the Agreement and all of its terms, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are summarized in Sections 2 through 3 below.
2.    Dedication. Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, Producer (on behalf of itself and its Affiliates) exclusively dedicates all Interests now owned or hereafter acquired by Producer or any of its Affiliates and located wholly within the Dedicated Acreage (the “Dedicated Properties”) to the Gathering System and the Agreement for the performance of the Services under the Agreement and commits to deliver to the Receipt Points, as and when produced, all Dedicated Saltwater.
3.    Covenant Running with the Land. Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, the Parties intend that the dedication and commitment made by Producer (on behalf of itself and its Affiliates) under the Agreement be a covenant running with (a) the Dedicated Properties, as a burden on Producer’s (and its Affiliates’) title thereto and binding on successors-in-interest in
    Exhibit D – Page 1

and to the Dedicated Properties, and (b) the Gathering System, as a benefit accruing to Gatherer’s title thereto and inuring to the benefit of successors-in-interest to the Gathering System. Neither Producer nor any of its Affiliates shall Transfer any or all of its interest in any Dedicated Property unless (i) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to the Agreement in all respects and (ii) each instrument of conveyance expressly so states.
4.    No Amendment to Agreement. This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend or modify the Agreement in any way.

[Signature Page(s) Follows]

    Exhibit D – Page 2

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Effective Date.
OASIS PETROLEUM NORTH AMERICA LLC
By:
Name:     Taylor Reid
Title:     President and Chief Operating Officer
OMP OPERATING LLC
By:
Name:     Richard Robuck
Title:     Senior Vice President and Chief Financial Officer

    Exhibit D – Page 3

ACKNOWLEDGEMENTS
STATE OF [__________]            §
                        §
COUNTY OF [__________]            §
                        §
The foregoing instrument was acknowledged before me on the      day of            , 2021, by Taylor Reid, President and Chief Operating Officer of Oasis Petroleum North America LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

STATE OF [__________]            §
                        §
COUNTY OF [__________]            §
                        §
The foregoing instrument was acknowledged before me on the      day of            , 2021, by Richard Robuck, Senior Vice President and Chief Financial Officer of OMP Operating LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

    Exhibit D – Page 4

Attachment 1

DEDICATED ACREAGE
[Omitted]

    Exhibit D – Page 5

EXHIBIT E
FORM OF MONTHLY STATEMENT
[Omitted.]

    Exhibit E – Page 1

EXHIBIT F
EXCLUDED WELLS

[Omitted]

    Exhibit F – Page 1

EXHIBIT G
FEES
(a)    Producer shall pay Gatherer each Month the following Fees for the volumes of Saltwater received by Gatherer at the Receipt Points:
(i)    a gathering fee of [omitted] per Barrel (the “Gathering Fee”); and
(ii)    a disposal fee (the “Disposal Fee”) of:
(A)    [omitted] per Barrel for Produced Water;
(B)    [omitted] per Barrel for Flowback Water; and
(C)    [omitted] per Barrel for Excluded Water.
(b)    [Omitted].

    Exhibit G – Page 1